UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 2, 2010

Voxware, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-021403	36-3934824
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

300 American Metro Blvd., Suite 155, Hamilton, NJ	08619
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100
(Registrant's telephone number,
including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 2, 2010, Voxware, Inc., a Delaware corporation (the “Company”), received a letter from the Listing Qualifications Department of The NASDAQ Stock Market, Inc. (“NASDAQ”) informing the Company of its non-compliance with NASDAQ Marketplace Rule 5550(a)(2), which requires companies listed on the NASDAQ Capital Market to maintain a minimum bid price of $1.00 per share. Under NASDAQ Marketplace Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until January 31, 2011, in which to regain compliance. If at anytime during this grace period the bid price of the Company’s common stock is $1.00 per share or more for a minimum of ten consecutive business days, NASDAQ will provide the Company with written confirmation of regained compliance.

The Company has previously reported that on May 24, 2010 the Company received a notice from NASDAQ indicating that the NASDAQ staff had determined that the Company did not comply with or satisfy NASDAQ Marketplace Rule 4310(c)(2)(B) for continued listing on the NASDAQ Capital Market, which requires that the Company maintain minimum stockholder’s equity of $2,500,000 or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. To facilitate NASDAQ’s review, the Company provided its specific plan to achieve and sustain compliance with the NASDAQ Capital Market listing requirements, including the time frame for completion of the plan. The Company is also working to provide NASDAQ with additional requested materials. There can be no assurance that the Company’s plan will be acceptable to NASDAQ or that the Company will be able to maintain the listing of its common stock on the NASDAQ Capital Market.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

Dated: August 5, 2010	By:	/s/ William G. Levering
Name: William G. Levering
Title: Vice President and Chief Financial Officer